NOTICE OF DISAPPROVAL

                              May 22, 1996

VIA FACSIMILE AND
CERTIFIED MAIL

Balcor Realty Investors, The Balcor Company       Daniel J. Perlman, Esq.
Ltd.-82                  2355 Waukegan Road       Katten Muchin & Zavis
c/o The Balcor Company   Suite A200               Suite 2100
2355 Waukegan Road       Bannockburn, Illinois    525 W. Monroe Street
Suite A200               60015                    Chicago, Illinois
Bannockburn, Illinois    Attn.:  Al Lieberman     60661
60015
Attn.:  Ilona Adams

          Re:  Agreement of Sale, dated as of the 23rd day of April, 1996
               (the "Agreement") between Balcor Realty Investors, Ltd-82, as Seller, and ERP Operating Limited Partnership, as Purchaser, for the purchase of Eagles Pointe Apartments, Norcross, Georgia (the "Property").

Dear Ms. Adams and Messrs. Lieberman and Perlman:

     Pursuant to Section 17(C) of the Agreement, we hereby give you notice that we disapprove the Documents and the condition of the Property and as the Property is unsuitable for our purposes, we are hereby terminating the Agreement and all rights and obligations of the Seller and Purchaser thereunder. By execution of this Notice of Disapproval, we are hereby authorizing and directing Commonwealth Land Title Insurance Company, as Escrow Agent, to disburse the Earnest Money, plus all accrued interest, to us.

     Accompanying Mr. Perlman's Notice of Disapproval are copies of the Reports Purchaser received during the Approval Period and relating to the Property, the return of which are required by Section 17(C) of the Agreement. To the extent that we have not yet received a copy of any Report ordered during the Approval Period, we will remit to Mr. Perlman a copy of such Report promptly following our receipt of it.

                         ERP OPERATING LIMITED PARTNERSHIP,
                         an Illinois limited partnership

                         By:  Equity Residential Properties Trust,
                                 a Maryland Real Estate Investment
                                 Trust, its general partner

                         By:  /s/ Bruce C. Strohm
                            ------------------------------------
                                 Bruce C. Strohm
                                 Executive Vice President
Enclosure(s)